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Russell E. Anderson, CPA

Russ Bradshaw, CPA

William R. Denney, CPA

Kristofer Heaton, CPA

EXHIBIT 16.1

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

June 11, 2015

Commissioners:

We have read the statements made by Oakridge Global Solutions, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Oakridge Global Solutions,

Inc. dated June 5, 2015 and are in agreement with the statements contained in Item

4.01 insofar as they relate to our firm.

Very truly yours,

Anderson Bradshaw PLLC

Salt Lake City, UT 84107

5296 S. Commerce Dr

Suite 300

Salt Lake City, Utah

84107

USA

(T) 801.281.4700

(F) 801.281.4701

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